Earnings Release May 1, 2014
Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the first quarter of 2014. For the quarter, distributable cash flow was $41.8 million, up $9.4 million, or 29% compared to the first quarter of 2013. HEP announced its 38th consecutive distribution increase on April 24, 2014, raising the quarterly distribution from $0.50 to $0.5075 per unit, representing a 6% increase over the distribution for the first quarter of 2013.
Net income attributable to Holly Energy Partners for the first quarter was $24.1 million ($0.27 per basic and diluted limited partner unit) compared to $18.4 million ($0.21 per basic and diluted limited partner unit) for the first quarter of 2013. The increase in earnings is primarily due to higher pipeline and terminal volumes as pipeline shipments returned to normal levels, following the reduced shipments we experienced during the fourth quarter of 2013 due to operational constraints experienced at HollyFrontier Corporation's ("HFC") Navajo refinery. Shipments were also reduced in the first quarter of 2013 as a result of maintenance turnarounds at both HFC's Navajo refinery and Alon's Big Spring refinery. Additionally, a charge of $7.7 million related to the redemption of our previously outstanding $150 million 8.25% Senior Notes significantly impacted earnings in the first quarter of 2014.
Commenting on the first quarter of 2014, Mike Jennings, Chief Executive Officer, stated, “We are pleased with our financial results for the first quarter of 2014. Strong volumes across our asset base, including increased volumes on our New Mexico crude gathering system, drove higher than anticipated revenue in the quarter. As we previously announced, certain unexpected operational constraints at our largest shipper’s New Mexico refinery significantly reduced shipments on our pipelines into and out of that facility during the fourth quarter of last year; these shipments returned to normal levels in January.
"We expect to complete the previously announced expansion of our New Mexico crude gathering system by August, and we are already seeing increased volumes from new segments now in operation. We are also pursuing potential opportunities to build new crude gathering systems in the Rockies, leveraging our capabilities and HFC’s refining footprint if possible.
“As we look forward, we believe HEP is well positioned for continued growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier."
First Quarter 2014 Revenue Highlights
Revenues for the quarter were $87.0 million, a $12.7 million increase compared to the first quarter of 2013 due to the effect of higher volumes, an increase in deferred revenue recognized and annual tariff increases. Overall pipeline volumes were up 22% compared to the three months ended March 31, 2013.

•
Revenues from our refined product pipelines were $35.8 million, an increase of $8.7 million compared to the first quarter of 2013 primarily due to increased volumes. Additionally benefiting refined product revenues were the effect of annual tariff increases and an increase of $2.0 million in deferred revenue recognized. Shipments averaged 189.5 thousand barrels per day (“mbpd”) compared to 147.1 mbpd for the first quarter of 2013.

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Revenues from our intermediate pipelines were $7.9 million, an increase of $1.7 million, on shipments averaging 138.6 mbpd compared to 120.8 mbpd for the first quarter of 2013. Revenues increased due to the increased volumes and a $0.7 million increase in deferred revenue recognized.

•	Revenues from our crude pipelines were $12.6 million, an increase of $1.0 million, on shipments averaging 177.0 mbpd compared to 145.9 mbpd for the first quarter of 2013.

•
Revenues from terminal, tankage and loading rack fees were $30.7 million, an increase of $1.3 million compared to the first quarter of 2013. Refined products terminalled in our facilities averaged 340.3 mbpd compared to 315.7 mbpd for the first quarter of 2013.

Revenues for the three months ended March 31, 2014 include the recognition of $9.3 million of prior shortfalls billed to shippers in 2013, as they did not meet their minimum volume commitments within the contractual make-up period. As of March 31, 2014, shortfall deferred revenue in our consolidated balance sheet was $4.4 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will not have the necessary capacity for shipments in excess of guaranteed levels, or when shipping rights expire unused over the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $41.6 million for the three months ended March 31, 2014, representing a decrease of $1.7 million over the same period of 2013. This decrease is due to the timing of maintenance services offset by higher depreciation expense.
Interest expense was $10.5 million for the three months ended March 31, 2014, a decrease of $2.0 million over the first quarter of 2013. The decrease is due principally to amortization of costs related to a terminated cash flow hedge that became fully amortized in February 2013 as well as decreased interest expense incurred on our 8.25% Senior Notes due to early retirement in March 2014. Also, we recognized a loss of $7.7 million on the early extinguishment of $150 million of outstanding principal under our 8.25% Senior Notes during the quarter.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1031837.
An audio archive of this webcast will be available using the above noted link through May 15, 2014.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, L.L.C., the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline, L.L.C., a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2014.

	Three Months Ended March 31,		Change from
	2014	2013	2013
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$24,173	$16,770	$7,403
Affiliates – intermediate pipelines	7,911	6,172	1,739
Affiliates – crude pipelines	12,618	11,579	1,039
	44,702	34,521	10,181
Third parties – refined product pipelines	11,618	10,343	1,275
	56,320	44,864	11,456
Terminals, tanks and loading racks:
Affiliates	27,130	26,991	139
Third parties	3,554	2,443	1,111
	30,684	29,434	1,250
Total revenues	87,004	74,298	12,706
Operating costs and expenses:
Operations	22,812	25,865	(3,053)
Depreciation and amortization	15,588	14,154	1,434
General and administrative	3,151	3,232	(81)
	41,551	43,251	(1,700)
Operating income	45,453	31,047	14,406

Equity in earnings of SLC Pipeline	522	657	(135)
Interest expense, including amortization	(10,454)	(12,484)	2,030
Interest income	3	103	(100)
Loss on early extinguishment of debt	(7,677)	—	(7,677)
Gain on sale of assets	—	2,022	(2,022)
Other	8	—	8
	(17,598)	(9,702)	(7,896)
Income before income taxes	27,855	21,345	6,510
State income tax expense	(75)	(56)	(19)
Net income	27,780	21,289	6,491
Allocation of net income attributable to noncontrolling interests	(3,637)	(2,890)	(747)
Net income attributable to Holly Energy Partners	24,143	18,399	5,744
General partner interest in net income, including incentive distributions(1)	(8,001)	(6,231)	(1,770)
Limited partners’ interest in net income	$16,142	$12,168	$3,974
Limited partners’ earnings per unit – basic and diluted:(1)	$0.27	$0.21	$0.06
Weighted average limited partners’ units outstanding	58,657	56,990	1,667
EBITDA(2)	$57,934	$44,990	$12,944
Distributable cash flow(3)	$41,808	$32,385	$9,423

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	123,171	94,148	29,023
Affiliates – intermediate pipelines	138,608	120,777	17,831
Affiliates – crude pipelines	176,953	145,926	31,027
	438,732	360,851	77,881
Third parties – refined product pipelines	66,294	52,986	13,308
	505,026	413,837	91,189
Terminals and loading racks:
Affiliates	262,635	260,242	2,393
Third parties	77,704	55,459	22,245
	340,339	315,701	24,638
Total for pipelines and terminal assets (bpd)	845,365	729,538	115,827

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $7.7 million and $6.0 million for the three months ended March 31, 2014 and 2013, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization (excluding Predecessor amounts). EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Net income attributable to Holly Energy Partners	$24,143	$18,399
Add (subtract):
Interest expense	9,943	11,105
Interest Income	(3)	(103)
Amortization of discount and deferred debt charges	511	530
Loss on early extinguishment of debt	7,677	—
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	849
State income tax	75	56
Depreciation and amortization	15,588	14,154
EBITDA	$57,934	$44,990

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Net income attributable to Holly Energy Partners	$24,143	$18,399
Add (subtract):
Depreciation and amortization	15,588	14,154
Amortization of discount and deferred debt charges	511	530
Loss on early extinguishment of debt	7,677	—
Amortization of unrecognized loss attributable to terminated cash flow hedge	—	849
Increase (decrease) in deferred revenue attributable to shortfall billings	(5,898)	(1,224)
Maintenance capital expenditures*	(849)	(2,335)
Billed crude revenue settlement	—	918
Other non-cash adjustments	636	1,094
Distributable cash flow	$41,808	$32,385

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	March 31,	December 31,
	2014	2013
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$4,879	$6,352
Working capital	$12,943	$(6,604)
Total assets	$1,378,731	$1,382,508
Long-term debt	$833,790	$807,630
Partners' equity(4)	$356,826	$369,446

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511